Exhibit 99.1

Delta Apparel Acquires Innovative Technology Company, Autoscale.ai

Provides a seamless on-demand solution to customers – from design to fulfillment

GREENVILLE, S.C., June 8, 2021 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, announced today it has acquired Dallas-based technology company, Autoscale.ai, to further leverage its existing proprietary automated product workflow from design to fulfillment.

Delta’s DTG2Go platform is a market leader in the on-demand, direct-to-garment digital print and fulfillment industry, bringing technology and innovation to the supply chain of its customers. Combined with Autoscale, DTG2Go will provide automated solutions for design creation, art & licensing management, and marketing spend, as well as seamless connectivity with various online marketplaces.

“Integrating Autoscale’s innovative technology into our portfolio is a critical part of our strategy to drive enterprise value over the long term by providing an automated, scalable, seamless solution for on-demand, decorated apparel – from design to fulfillment,” said Delta Group President, Deborah H. Merrill. “The acquisition allows us to take full advantage of the Autoscale technology, which should quickly expand beyond its current capabilities, further transforming the on-demand opportunities in today’s e-commerce market.”

Autoscale.ai founder and Chief Executive Officer, TK Stohlman, will continue as President of Autoscale. Syed Aamir Naqib, Autoscale’s Chief Technology Officer, is also joining DTG2Go as Chief Technology Officer, bringing continuity to the leadership, direction and speed of the technological advancements that are anticipated in the near term and beyond.

The transaction was structured with the acquisition purchase price substantially based upon future profits resulting from the Autoscale.ai technology. The Company will fund the initial cash payment of $8.0 million through its existing U.S. credit facility.

Merrill continued, “We expect to quickly launch some new applications utilizing Autoscale technology which should expand the on-demand opportunities for our existing customers and bring new customers to our DTG2Go platform.”

For more information about DTG2Go digital print and fulfilment solutions, contact Vice President of Business Development, Vince Sciandra, at vince.sciandra@DTG2Go.com or call (727) 800-9767.

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About DTG2Go

DTG2Go is a market leader in the on-demand, direct-to-garment digital print and fulfillment industry, bringing technology and innovation to the supply chain of our many customers. Using highly-automated factory processes and proprietary software, DTG2Go delivers on-demand, digitally printed apparel direct to consumers on behalf of its customers. With its nine fulfillment facilities throughout the United States, DTG2Go offers a robust digital supply chain to ship custom graphic products within 24 to 48 hours to consumers in the United States and to over 100 countries worldwide. DTG2Go’s ‘On-Demand DC’ digital solution provides retailers and brands with immediate access to utilize DTG2Go’s broad network of print and fulfillment facilities, while also offering the scalability to integrate digital fulfillment within the customer's own distribution facility. Leveraging its Autoscale.ai technology, DTG2Go provides automated solutions for design creation, art & licensing management, and marketing spend, as well as seamless connectivity with various online marketplaces. DTG2Go services the fast-growing e-retailer channels, as well as the ad-specialty, promotional products, screen print, traditional retail, social media, and licensed apparel marketplaces, among others.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, COAST®, Soffe®, and Delta. The Company is a market leader in the on-demand, digital print and fulfillment industry, bringing DTG2Go’s proprietary technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business digital platform. The Company’s products are also made available direct-to-consumer on its ecommerce sites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,900 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Company Contact:

Deborah Merrill, 864-232-5200 x6620

investor.relations@deltaapparel.com

Investor Relations and Media Contact:

ICR, Inc.

Investors:

Tom Filandro, 646-277-1235

Media:

Jessica Liddell, 203-682-8208

DLAPR@icrinc.com

Source: Delta Apparel, Inc.

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